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                                                                  EXHIBIT (h)(4)

                     AMENDMENT TO FUND ACCOUNTING AGREEMENT

      This Amendment is made as of March 1, 2004, between CITIZENS FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the parties entered into a Fund Accounting Agreement dated August 18, 2003 (the "Agreement"), as amended, pertaining to each portfolio of the Company except as stated therein; and

      WHEREAS, the parties hereto wish to amend the Agreement to extend the term of the Agreement;

      NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

      1. Term

         Section 6 of the Agreement is hereby amended by replacing "August 1, 2003" with "February 28, 2007".

      2. Additional Service

      Schedule B is hereby amended by adding the following to the end of Schedule B:

"Fair valuation monitoring using ITG will incur an annual fee to BISYS of $5,000. Fees and expenses payable to ITG will also be charged pursuant to
Section 4 of the Agreement."

      3. Miscellaneous

      (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

      (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

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

                                                                  EXHIBIT (h)(4)

      (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

      (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                        CITIZENS FUNDS


                                        By: /s/ Sean Driscoll
                                           ------------------------------------
                                        Name:  Sean Driscoll
                                        Title: Senior Vice President

                                        BISYS FUND SERVICES OHIO, INC.

                                        By: /s/ Fred Nadeff
                                           ------------------------------------
                                        Name:  Fred Nadeff
                                        Title: President

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